Page 1 of 8 Pages


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)



                    Providence and Worcester Railroad Company
                    -----------------------------------------
                                (Name of Issuer)


                                  Common Stock
                        --------------------------------
                         (Title of Class of Securities)


                                    743737108
                        --------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement ___. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with the respect to the subject of class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 743737108                     13G/A                  Page 2 of 8 Pages


--------- ----------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Steinberg Asset Management Company, Inc.
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) { }
                                                       (b) { }

--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware
--------- ----------------------------------------------------------------------

NUMBER OF           5         SOLE VOTING POWER
SHARES                        90,500
BENEFICIALLY        --------- --------------------------------------------------
OWNED BY
EACH                6         SHARED VOTING POWER
REPORTING                     0
PERSON              --------- --------------------------------------------------
WITH
                    7         SOLE DISPOSITIVE POWER
                              213,500
                    --------- --------------------------------------------------

                    8         SHARED DISPOSITIVE POWER
                              0
---------- ---------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          213,500
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.91%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

          IA
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 743737108                     13G/A                  Page 3 of 8 Pages


--------- ----------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael A. Steinberg & Company, Inc.
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) { }
                                                       (b) { }

--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
          State of Delaware
--------- ----------------------------------------------------------------------

NUMBER OF           5         SOLE VOTING POWER
SHARES                        0
BENEFICIALLY        --------- --------------------------------------------------
OWNED BY
EACH                6         SHARED VOTING POWER
REPORTING                     0
PERSON              --------- --------------------------------------------------
WITH
                    7         SOLE DISPOSITIVE POWER
                              59,360
                    --------- --------------------------------------------------

                    8         SHARED DISPOSITIVE POWER
                              0
---------- ---------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          59,360
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          1.37%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

          BD
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

CUSIP No. 743737108                     13G/A                  Page 4 of 8 Pages


--------- ----------------------------------------------------------------------

1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Michael A. Steinberg
--------- ----------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                       (a) { }
                                                       (b) { }

--------- ----------------------------------------------------------------------

3         SEC USE ONLY
--------- ----------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION
          State of New York
--------- ----------------------------------------------------------------------

NUMBER OF           5         SOLE VOTING POWER
SHARES                        215,240
BENEFICIALLY        --------- --------------------------------------------------
OWNED BY
EACH                6         SHARED VOTING POWER
REPORTING                     0
PERSON              --------- --------------------------------------------------
WITH
                    7         SOLE DISPOSITIVE POWER
                              215,240
                    --------- --------------------------------------------------

                    8         SHARED DISPOSITIVE POWER
                              0
---------- ---------------------------------------------------------------------

9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          215,240
--------- ----------------------------------------------------------------------

10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

--------- ----------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          4.95%
--------- ----------------------------------------------------------------------

12        TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13G                 Page 5 of 8 Pages
                                  ------------


Item 1 (a)        Name of Issuer:
                  Providence and Worcester Railroad Company

       (b)        Address of Issuer's Principal Executive Offices:
                  75 Hammond Street
                  Worcester MA 01610

Item 2 (a)        Name of Person Filing:
                    1. Steinberg Asset Management Co., Inc.
                    2. Michael A. Steinberg & Co., Inc.
                    3. Michael A. Steinberg

       (b)        Address of Principal Business Office:
                  12 East 49th Street, New York, NY 10017

       (c)        Citizenship:
                    1. State of Delaware
                    2. State of Delaware
                    3. State of New York

       (d)        Title of Class of Securities:
                  Common Stock

       (e)        Cusip Number:
                  743737108

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

       (a)        [X]  Broker or Dealer registered under Section 15 of the Act

       (b)        [ ]  Bank as defined in section 3(a)(6) of the Act

       (c)        [ ]  Insurance Company as defined in section 3(a)(19) of the
                       Act

       (d)        [ ]  Investment Company redistered under section 8 of the
                       Investment Company Act

       (e)        [X]  Investment Advisor registered under Section 203 of the
                       Investment Advisors Act of 1940.

       (f)        [ ]  Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)
                       (1)(ii)(F)

       (g)        [ ]  Parent Holding Company, in accordance with Section
                       240.13d-1(b)(1)(ii)(G)

       (h)        [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

                                                               Page 6 of 8 Pages


Item 4   Ownership:

       (a)       Amount beneficially owned: 488,100
       (b)       Percent of Class: 11.23%
       (c)       Number of Shares as to which such person has

                 (i)  Sole power to vote or to direct the vote: 305,740
                 (ii) Shared power to vote or direct the vote:  none
                 (iii)Sole power to dispose or direct the disposition: 488,100
                 (iv) Shared power to dispose or direct the disposition of: none

Item 5           Ownership of Five Percent or less of a Class, Not Applicable

Item 6 No client or other person known to the Reporting Persons has an interest that relates to 5% or more of this Security.

Item 7           Not Applicable

Item 8           Not Applicable

Item 9           Not Applicable

Item 10          Certification:

                 By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                               Page 7 of 8 Pages

Exhibit A

     Michael A. Steinberg may be deemed to have beneficial ownership of the securities beneficially owned by Steinberg Asset Management Company, Inc., and Michael A. Steinberg & Company, Inc. In addition, the securities reported as beneficially owned by Michael A. Steinberg include securities held by Mr. Steinberg's wife and children as well as securities held in trust for Mr. Steinberg's children of which Mr. Steinberg is trustee.

                                                               Page 8 of 8 Pages



Signature.

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      2/14/01
                                      -------
                                      Date


                                      /s/  Steve Feld
                                      -----------------
                                      Signature

                                      Steven Feld - Vice President
                                      ----------------------------
                                      Name/Title